Exhibit 99.1
Serina Therapeutics Reports Second Quarter 2026 Financial Results and Provides Business Updates

–Enrollment and dosing completed in Cohort 1 of Phase 1b registrational study of SER-252 -
–Top-line data from the single-ascending-dose arm targeted for the first half of 2027 -
–Appointment of Farrell Simon, Pharm.D., to the Board of Directors -
HUNTSVILLE, August 13, 2026 (GLOBE NEWSWIRE) — Serina Therapeutics, Inc. (“Serina” or the "Company") (NYSE American: SER), a clinical-stage biotechnology company developing its proprietary POZ Platform™ drug optimization technology, today reported its financial results for the second quarter ended June 30, 2026, along with key business updates.

“We continued on our strategic plan, completing enrollment and dosing in Cohort 1 of the SER-252 registrational study ahead of our prior guidance,” said Steve Ledger, Chief Executive Officer of Serina. “Completion of Cohort 1 progresses the program to its next protocol-defined safety review and dose-escalation decision as we expect top-line data from the single-ascending-dose arm in the first half of 2027. We also strengthened the capabilities supporting SER-252 and the broader POZ Platform through our development partnership with Gannet BioChem and the appointment of Farrell Simon to our Board. Our near-term priority remains disciplined clinical execution and generating the data needed to evaluate whether SER-252 can deliver a differentiated product profile for patients with advanced Parkinson’s disease, where a high unmet need for more tolerable therapies continues to exist.”

Recent Business Highlights
•SER-252 Phase 1b Registrational Clinical Study: Following completion of sentinel dosing and the independent Safety Monitoring Committee’s recommendation to continue dosing, Serina completed enrollment and dosing of all eight patients in Cohort 1 in July 2026. The milestone was achieved ahead of the Company’s previously disclosed guidance of the end of the third quarter of 2026. The study protocol provides for a blinded review of Cohort 1 safety and tolerability observations by the independent Safety Monitoring Committee to inform the next dose-escalation decision. Top-line data from the single-ascending-dose arm remain targeted for the first half of 2027.
•Development Partnership with Gannet BioChem: In June 2026, Serina entered into a development partnership with Gannet BioChem to support process development, scale-up and manufacturing activities for SER-252. The collaboration expands the technical capabilities supporting the continued advancement of Serina’s lead clinical program and broader pipeline.
•Board Appointment: In July 2026, Serina appointed Farrell Simon, Pharm.D., to its Board of Directors and its Audit and Compensation Committees. Dr. Simon brings experience across commercial strategy, operations, business development and investor engagement, including his current role as Chief Commercial Officer of Trevi Therapeutics and prior senior leadership roles at Pfizer.
Second Quarter Operating Results
Operating expenses: Operating expenses for the three months ended June 30, 2026 and 2025 were $6.8 million and $5.7 million, respectively.
Research and Development (R&D) Expenses: R&D expenses were $3.8 million for the three months ended June 30, 2026, compared to $3.2 million for the same period in 2025. The $0.6 million increase was primarily driven by higher compensation from increased headcount, along with greater clinical-related activity.
General and Administrative Expenses
General and Administrative Expenses: General and administrative expenses were $3.0 million for the three months ended June 30, 2026, compared to $2.5 million for the same period in 2025. The increase of $0.5 million was primarily attributable to legal expenses associated with patent and financing activities.
Other Income, Net: Other income was $0.4 million for the three months ended June 30, 2026 compared to $0.9 million net expense for the same period in 2025. The $1.3 million increase in income was primarily attributable to non-cash gain due to changes in the fair value of our liability-classified warrants and non-cash gain related to settlement of the tranche liability in connection with the closing of the March 2026 PIPE.

Net (Loss) Income: The net loss attributable to Serina common shareholders for the three months ended June 30, 2026 was $8.9 million, or $(0.55) per basic and diluted share, compared to net loss of $6.6 million, or $(0.66) per basic and diluted share for 2025.
Liquidity Information
Cash and cash equivalents totaled $23.0 million as of June 30, 2026.
About Serina Therapeutics
Serina is a clinical-stage biotechnology company developing a pipeline of wholly owned drug product candidates to treat neurological diseases and other indications. Serina’s POZ PlatformTM provides the potential to improve the integrated efficacy and safety profile of multiple modalities including small molecules, RNA-based therapeutics and antibody-based drug conjugates (ADCs). Serina is headquartered in Huntsville, Alabama on the campus of the HudsonAlpha Institute of Biotechnology.
About the POZ Platform™
Serina’s proprietary POZ technology is based on a synthetic, water soluble, low viscosity polymer called poly(2-oxazoline). Serina’s POZ technology is engineered to provide greater control in drug loading and more precision in the rate of release of attached drugs delivered via subcutaneous injection. The therapeutic agents in Serina’s product candidates are typically well-understood and marketed drugs that are effective but are limited by pharmacokinetic profiles that can include toxicity, side effects and short half-life. Serina believes that by using POZ technology, drugs with narrow therapeutic windows can be designed to maintain more desirable and stable levels in the blood.
Serina’s POZ platform delivery technology has potential for use across a broad range of payloads and indications. Serina intends to advance additional applications of the POZ platform via out-licensing, co-development, or other partnership arrangements, including the non-exclusive license agreement with Pfizer, Inc. to use Serina’s POZ polymer technology for use in lipid nanoparticle drug (LNP) delivery formulations.
About SER-252 (POZ-apomorphine)
SER 252 is an investigational apomorphine therapy developed with Serina’s POZ platform and designed to provide continuous dopaminergic stimulation (CDS). CDS has been shown to reduce the severity of levodopa-related motor complications (dyskinesia) in Parkinson’s disease. Preclinical studies support the potential of SER 252 to provide CDS without skin reactions.
SER-252 Registrational Study Design Overview
The SER-252-1b study is a randomized, double-blind, placebo-controlled Phase 1b trial with single-ascending-dose (five cohorts of eight; n=40) and multiple-ascending-dose components (up to three cohorts of sixteen; n=48) in adults with Parkinson’s disease and motor fluctuations. The registrational study is designed to evaluate safety, tolerability, and pharmacokinetics of subcutaneous SER-252 versus placebo, with exploratory efficacy measures that include MDS-UPDRS motor scores and structured motor-state assessments. Dose escalation will be overseen by a Safety Review Committee and the study will be conducted across sites in the U.S. and Australia.
For more information, please visit https://serinatx.com.
Cautionary Statement Regarding Forward-Looking Statement
This release contains forward-looking statements within the meaning of federal securities laws that involve substantial risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. These statements are based on management’s current expectations, plans, beliefs or forecasts for the future, and are subject to uncertainty and changes in circumstances. The facts and assumptions underlying these statements may change, and undue reliance should not be placed on these forward-looking statements which speak only as of the date they are made. Any statements that are not historical fact (including, but not limited to statements that contain words such as “may,” “will,” “believes,” “plans,” “intends,” “anticipates,” "targeting," “expects,” or “estimates”) should be considered to be forward-looking statement, including statements about the potential of Serina’s POZ polymer technology, Serina’s estimates regarding future revenue, expenses, capital requirements and need for additional financing, and Serina’s planned clinical programs, including planned clinical trials. Risks and uncertainties include, among other things, the uncertainties inherent in research and development, including the ability to meet anticipated clinical endpoints, commencement and/or completion dates for clinical trials, regulatory holds, regulatory submission dates, regulatory approval dates and/or launch dates, as well as the possibility of unfavorable new clinical data and further analyses of existing clinical data; Serina’s ability to continue as a going concern; the risk that clinical trial data are subject to differing interpretations and assessments by regulatory authorities; whether regulatory authorities will be satisfied with the design of and results from our clinical studies; whether and when any applications may be filed for any drug or vaccine candidates in any jurisdictions; whether and when regulatory authorities may approve any potential applications that may be filed for any drug or vaccine candidates in any jurisdictions, which will depend on a myriad of factors, including making a determination as to whether the product’s benefits outweigh its known risks and determination of the product’s efficacy and, if approved, whether any such drug or vaccine candidates will be commercially successful; decisions by regulatory authorities impacting labeling, manufacturing processes, safety and/or other matters that could affect the availability or commercial potential of any drug or vaccine candidates; and competitive developments. These risks as well as other risks are more fully discussed in the company’s Annual Report on Form 10-K for the year ended December 31, 2025, and the company’s other periodic reports and documents filed from time to time with the SEC. The information contained in this release is as of the date hereof, and, except as required by law, Serina assumes no obligation to update forward-looking statements contained in this release as the result of new information or future events or developments.

For inquiries, please contact:
Stefan Riley
sriley@serinatherapeutics.com
(256) 327-9630

SERINA THERAPEUTICS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(Unaudited)

	June 30, 2026	December 31, 2025
ASSETS
Current assets:
Cash and cash equivalents	$23,024	$3,056
Prepaid expenses and other current assets	2,006	3,024
Total current assets	25,030	6,080

Property and equipment, net	482	465
Right of use assets - operating leases	277	377
Other long-term prepaid assets	25	29
TOTAL ASSETS	$25,814	$6,951

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$1,858	$1,931
Accrued expenses	1,359	1,207
Warrant liability	—	88
Other current liabilities	545	337
Total current liabilities	3,762	3,563

Warrant liability, non-current	113	283
Convertible Note, net	3,087	2,946
Operating lease liabilities, net of current portion	122	196
Total liabilities	7,084	6,988
TOTAL STOCKHOLDERS' EQUITY (DEFICIT)	18,730	(37)
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$25,814	$6,951

SERINA THERAPEUTICS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2026	2025	2026	2025
REVENUES
Grant revenues	$—	$130	$—	$130
Total revenues	—	130	—	130

OPERATING EXPENSES
Research and development	3,816	3,152	7,015	6,103
General and administrative	2,968	2,543	6,049	5,450
Total operating expenses	6,784	5,695	13,064	11,553

Loss from operations	(6,784)	(5,565)	(13,064)	(11,423)

OTHER INCOME (EXPENSE), NET
Interest expense	(203)	(9)	(392)	(9)
Change in fair value of warrants	50	(956)	154	33
Change in fair value of tranche liability	347	—	1,377	—
Loss on extinguishment of financial commitment assets and contingent warrants, net	—	—	(1,616)	—
Other income, net	234	68	287	115
Total other income (expense), net	428	(897)	(190)	139

NET LOSS	$(6,356)	$(6,462)	$(13,254)	$(11,284)

NET LOSS ATTRIBUTABLE TO SERINA COMMON STOCKHOLDERS	$(8,932)	$(6,565)	$(15,867)	$(11,378)

NET LOSS ATTRIBUTABLE TO SERINA COMMON SHAREHOLDER, BASIC AND DILUTED	$(0.55)	$(0.66)	$(1.11)	$(1.15)

WEIGHTED-AVERAGE COMMON SHARES OUTSTANDING, BASIC AND DILUTED	16,385	10,004	14,232	9,883

SERINA THERAPEUTICS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(Unaudited)

	Six months ended June 30,
	2026	2025
Net cash used in operating activities	$(11,252)	$(8,072)
Net cash used in investing activities	(53)	(46)
Net cash provided by financing activities	31,259	10,487
Effect of foreign currency on cash and cash equivalents	14	—
NET CHANGE IN CASH AND CASH EQUIVALENTS	19,968	2,369

CASH AND CASH EQUIVALENTS:
At beginning of the period	3,056	3,672
At end of the period	$23,024	$6,041